SHARE TRANSFER AND CANCELLATION AGREEMENT

This Agreement dated effective as of the 1st day of September, 2005.

BETWEEN:
NAME OF TRANSFEROR:	VALENTINA TUSS

ADDRESS OF TRANSFEROR:	105 - 5158 48th Avenue,
Delta, BC, Canada V4K 5B6

(the “Transferor”)

OF THE FIRST PART

AND:

NAME OF TRANSFEREE:	GREGORY LEIGH LYONS

ADDRESS OF TRANSFEREE:	6932 Holeman
Birch Bay, WA 98230

(the “Transferee”)

OF THE SECOND PART

THIS AGREEMENT WITNESSES THAT in consideration of the payment of $20,000 US, and other good and valuable consideration, by the Transferee to the Transferor, the sufficiency of which is acknowledged, and in reliance of the representations and warranties of the Transferee, the Transferor hereby agrees to sell, assign and transfer to the Transferee 250,000 shares of common stock of DIGITAL ECOSYSTEMS CORP. (the “Company”) (the “Shares”) free and clear of all liens, charges and encumbrances. The Transferee acknowledges and agrees that the Shares are restricted shares, as contemplated under the United States Securities Act of 1933 (the “1933 Act”) which have been issued to the Transferor pursuant to Section 4(2) of the 1933 Act without registration and that all share certificates representing the Shares will be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE ACT OR ARE EXEMPT FROM SUCH REGISTRATION.”

The Transferee represents and warrants to the Transferor that:

(1)

The Transferee is acquiring the Shares for his own account for investment purposes, with no present intention of dividing interest with others or reselling or otherwise disposing of any or all of the Shares;

(2)

The Transferee does not intend any sale of the Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance;

(3)	The Transferee has no present or contemplated agreement providing for the sale or other disposition of the Shares;

(4)	The Transferee is not aware of any circumstance presently in existence which is likely in the future to prompt a sale or other disposition of the Shares; and

(5)

The Transferee possesses the financial and business experience to make an informed decision to acquire the Shares and has had access to all information relating to the Company and its business operations which would be necessary to make an informed decision to purchase the Shares.

The Transferor will resign as President, Chief Executive Officer and Director of the Company and appoint the Transferee in her place on closing.

As a condition of closing, the Transferor agrees, on or before the closing date, to (i) cancel and surrender for cancellation to the Company the 6,250,000 remaining shares of common stock held by the Transferor; and (ii) cause Mr. Geoffrey O. Last to resign as Chief Financial Officer, Secretary, Treasurer and Director of the Company.

Closing will take place on September 14, 2005 at 10:30 am at the offices of Northwest Law Group or at such later date as the parties may mutually agree or as required to enable the Company to comply with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder

The Transferor and the Transferee confirm that O’Neill Law Group PLLC have prepared this agreement acting as legal counsel for the Company only, that neither O’Neill Law Group PLLC nor its affiliate Northwest Law Group have acted for the Transferor or the Transferee and that the Transferor and the Transferee have each been advised to seek independent legal advice.

This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date of this Agreement.

NUMBER OF SHARES TRANSFERRED:	250,000 Shares of Common Stock

TRANSFEROR
SIGNATURE OF TRANSFEROR:	/s/ Valentina Tuss
NAME OF TRANSFEROR:	VALENTINA TUSS

TRANSFEREE
SIGNATURE OF TRANSFEREE:	/s/ Gregory Leigh Lyons
NAME OF TRANSFEREE:	GREGORY LEIGH LYONS